UNAUDITED PRO FORMA CONDENSED
FINANCIAL STATEMENTS

USA EQUITIES CORP

Balance Sheet

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Sep 30, 2019
	MPI	USAE	Adjustments	Total

Assets
Current Assets
Cash	$-	$1,170	$-	$1,170
Due from related party	10,285	-	-	10,285
Prepayments	-	4,125	-	4,125
Total Current Assets	10,285	5,295	-	15,580
Total Assets	$10,285	$5,295	$-	$15,580

Liabilities and Equity
Liabilities
Current Liabilities
Accounts payable and other current liabilities	$5,194	$2,176	$-	$7,370
Advances from and accruals due to related party	58,414	7,000	-	65,414
Total Current Liabilities	63,608	9,176	-	72,784
Long Term Liabilities
Accrued interest expense	69	89,507	-	89,576
Notes payable	20,000	198,062	-	218,062
Total Long Term Liabilities	20,069	287,569	-	307,638
Total Liabilities	83,677	296,745	-	380,422
Equity
Preferred Stock	-	108	-	108
Common Stock	217	359	-	576
Additional Paid-in Capital	-	990,856	-	990,856
Accumulated Deficit	(73,609)	(1,282,773)	-	(1,356,382)
Total Equity	(73,392)	(291,450)	-	(364,842)
Total Liabilities and Equity	$10,285	$5,295	$-	$15,580

See notes to the unaudited Pro forma condensed Financial Statements

USA EQUITIES CORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30, 2019
	MPI	USAE	Adjustments	Total

Revenue	$-	$-	$-	$-

Costs and Expenses
Research and development	72,721	-	-	72,721
General and administrative	819	19,563	-	20,382
Interest Expense	69	8,394	-	8,463
Net loss	$73,609	$27,957	$-	$101,566

See notes to the unaudited Pro forma condensed Financial Statements

Cash Flow Statement

Unaudited Pro Forma Condensed Consolidated Statement of Cash Flows

	For the nine months ended September 30, 2019
	MPI	USAE	Adjustments	Total

Operating Activities
Net Loss	$(73,609)	$(27,957)	$-	$(101,566)
Changes in net assets and liabilities
Increase in accrued interest	69	-	-	69
Increase in due from related party	(10,285)	-	-	(10,285)
Increase in prepaid expenses	-	(2,375)	-	(2,375)
Increase in accounts payable and accrued expenses	5,194	9,917	-	15,111
Net cash provided by operating activities	(78,631)	(20,415)	-	(99,046)

Financing Activities
Proceeds of related party borrowings	58,414	21,585	-	79,999
Proceeds from sales of common stock	217	-	-	217
Issuance of convertible note payable, related party	20,000	-	-	20,000
Net cash provided by financing activities	78,631	21,585	-	100,216

Change in cash	-	1,170	-	1,170
Cash - beginning of period	-	-	-	-
Cash - end of period	$-	$1,170	$-	$1,170

Noncash Investing and financing activity:
Conversion of due to related party to long-term debt	-	$124,562	-	$124,562

Long-term debt and accrued interest converted to shares of preferred stock	-	$270,023	-	$270,023

See notes to the unaudited Pro forma condensed Financial Statements

USA Equities Corp

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

On December 20, 2019, Medical Practice Income (“MPI”) and its shareholders entered into a share Exchange Agreement with USA Equities Corp (“we,” “our,” “us,” the “Company” or the “Registrant”), pursuant to which MPI became a wholly-owned subsidiary of USA Equities Corp. Pursuant to the Exchange Agreement, USA Equities Corp. shall issue 2,172,600 newly-issued shares of common stock, on a pro rata basis, to the equity holders of MPI (the “Exchange”).

The Company did not incur material costs associated with the Exchange Agreement.

The unaudited pro forma condensed financial statements are presented to illustrate the effects of the transaction on USA Equities Corp.’s historical results of operations.

The historical condensed consolidated financial information of USA Equities Corp. has been adjusted in the Unaudited Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the transaction with MPI and USA Equities, (2) factually supportable and (3) with respect to the consolidated statement of operations, expected to have a continuing impact on the combined results of USA Equities Corp. and MPI. Because there are no pro forma events directly attributable to the transaction between MPI that are expected to have a continuing impact on the combined results of the Company and MPI, no adjustments have been made to the Pro Forma Financial Information. The unaudited pro forma condensed consolidated statements of operations have been prepared assuming the transaction occurred on January 1, 2019, the first day of USA Equities Corp’s fiscal year.

The Unaudited Pro Forma Financial Information was prepared in accordance with the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Exchange had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of the consolidated company.

The Unaudited Pro Forma Financial Information does not reflect events that may occur after the Exchange.

1. BASIS OF PRESENTATION

The Unaudited Pro Forma Financial Information presents the impact of the transaction between the Company and MPI on the Company’s (USA Equities Corp) results of operations. The pro forma adjustments have been prepared as if the December 20, 2019, transaction had taken place as of January 1, 2019. The consolidation is reflected in the Unaudited Pro Forma Financial Information as being accounted for as a change in reporting entity between entities under common control in accordance with guidance on accounting for business combinations under accounting principles generally accepted in the United States (US GAAP).

Prior to the transaction, Troy Grogan, the president and owner of the majority of Class A voting shares of MPI, owned 3,260,000 shares of our common stock, representing approximately 91% of our outstanding shares. Mr. Grogan is our President, Chief Executive Officer and sole director. The acquisition effected through the Exchange Agreement was accounted for as a transaction between entities under common control. Although we legally acquired MPI, in accordance with the applicable accounting guidance for accounting for a business combination as a pooling of interests, MPI’s assets and liabilities were recorded at their historical carrying amounts, with no goodwill or other intangible assets recorded as a result of the accounting merger of MPI with our company. Transaction expenses were immaterial.

The Unaudited Pro Forma Financial Information are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the transaction been completed as of the date indicated above or the results that may be attained in the future.